EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 EARNINGS

Coldwater, Michigan, February 20, 2012: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) reported net income of $3,402,000 for 2011 compared to $3,098,000 for 2010. Earnings per share were $1.46 for the full year of 2011 compared to $1.34 in 2010. Fourth quarter 2011 net income was $1,005,000 compared to $723,000 in the fourth quarter of 2010.

Total consolidated assets at December 31, 2011 were $509.2 million compared to $493.9 million at December 31, 2010.

Southern provided $1,050,000 for loan losses in 2011, with an allowance for loan losses at December 31, 2011 of $5,412,000, or 1.63% of loans. This compared to provision for loan losses expense of $1,375,000 for 2010, with an allowance for loan losses at December 31, 2010 of $5,694,000, or 1.84% of loans. The decrease in the provision for loan losses resulted primarily from reduced net loan charge-offs and a reduction in specific reserves on impaired loans. Net charge-offs for 2011 were at the lowest level in four years totaling $1,332,000, or .40% of loans, down from $1,756,000, or .55% of loans in 2010.

Net interest income decreased $318,000, or 2.0% in 2011 compared to 2010, however fourth quarter 2011 net interest income increased $123,000, or 3.0% compared to 2010. The fourth quarter increase is a result of growth in the loan portfolio and is expected to enhance both net interest income and margin during 2012.

Non-interest income for 2011 was lower at $6,796,000 compared to $7,207,000 in 2010. The decrease was primarily a result of reduced service charges on deposit accounts. Southern made changes to its overdraft protection program to comply with regulatory guidance that became effective in July 2011.

Total non-interest expense of $17,312,000 for 2011 decreased $946,000, or 5.2%, as compared to 2010.

The annualized return on average assets for 2011 and 2010 was 0.68% and 0.65%, respectively. The annualized return on average equity was 6.80% for 2011 compared to 6.56% for 2010.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "A number of key objectives were met for Southern in 2011; earnings reached their highest level since 2007, loan totals increased by $23.3 million while maintaining a conservative credit culture, and overhead was reduced by completing cost saving measures throughout the organization. These cost saving measures included the closure of two branch locations and reducing staffing levels from 196 FTEs at December 31, 2010 to 171 FTEs at December 31, 2011."

Castle continued, "While we are pleased with the progress we are making, current economic and regulatory conditions demand that we continue to look for new ways to bring value and service to our customers while maintaining or reducing the cost of doing business. We anticipate continued success in 2012."

Southern Michigan Bancorp, Inc. is a bank holding company and the parent company of Southern Michigan Bank & Trust. It operates 15 branches within Branch, Calhoun, Hillsdale and St. Joseph Counties, providing a broad range of consumer, business and wealth management services throughout the region.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "anticipate", "expected", "continue", "look for", "new", "objectives" and other similar words or expressions. All statements with reference to a future time period are forward-looking. Management's determination of the provision and allowance for loan losses and other accounting estimates, such as the carrying value of goodwill, other real estate owned and mortgage servicing rights and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment), involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to identify new ways to bring value and service to our customers while maintaining or reducing the cost of doing business, sell other real estate owned at its carrying value or at all, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Southern Michigan Bancorp, Inc. does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share amounts)	December 31,
	2011	2010
ASSETS
Cash	$3,531	$3,860
Due from banks	38,654	74,973
Cash and cash equivalents	42,185	78,833
Federal funds sold	287	275
Securities available for sale	90,344	59,228
Loans held for sale	1,088	2,637
Loans, net of allowance for loan losses of $5,412 - 2011 ($5,694 - 2010)	327,392	303,830
Premises and equipment, net	12,546	12,599
Accrued interest receivable	2,148	2,107
Net cash surrender value of life insurance	10,312	9,965
Goodwill	13,422	13,422
Other intangible assets, net	1,666	2,005
Other assets	7,830	8,979
Total Assets	$509,220	$493,880

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$61,930	$59,942
Interest bearing	358,581	349,959
Total deposits	420,511	409,901
Securities sold under agreements to repurchase and overnight borrowings	18,074	15,027
Accrued expenses and other liabilities	4,568	4,476
Other borrowings	7,751	10,079
Subordinated debentures	5,155	5,155
Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 115,170 shares outstanding in 2011 (107,627 shares in 2010)	1,296	1,399
Total Liabilities	457,355	446,037

Shareholders' equity
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,358,599 shares in 2011 (2,340,717 shares in 2010)
Outstanding (other than ESOP shares) -2,243,429 shares
in 2011 (2,233,090 shares in 2010)	5,609	5,583
Additional paid-in capital	18,278	18,033
Retained earnings	27,576	24,692
Accumulated other comprehensive income (loss), net	571	(168)
Unearned Employee Stock Ownership Plan shares	(169)	(297)
Total Shareholders' Equity	51,865	47,843
Total Liabilities and Shareholders' Equity	$509,220	$493,880

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Interest income:
Loans, including fees	$4,596	$4,760	$17,955	$19,187
Securities:
Taxable	158	130	631	604
Tax-exempt	249	189	920	769
Other	43	56	172	155
Total interest income	5,046	5,135	19,678	20,715

Interest expense:
Deposits	723	914	3,141	3,777
Other	157	178	610	693
Total interest expense	880	1,092	3,751	4,470
Net interest income	4,166	4,043	15,927	16,245
Provision for loan losses	175	600	1,050	1,375
Net interest income after provision for loan losses	3,991	3,443	14,877	14,870

Non-interest income:
Service charges on deposit accounts	464	578	2,032	2,412
Trust fees	268	257	1,120	997
Net securities gains	25	-	29	207
Net gains on loan sales	404	617	1,235	1,301
Earnings on life insurance assets	96	106	347	349
ATM and debit card fee income	260	237	1,015	897
Income from loan servicing	103	79	426	321
Gain on life insurance proceeds	-	-	-	156
Other	146	157	592	567
Total non-interest income	1,766	2,031	6,796	7,207

Non-interest expense:
Salaries and employee benefits	2,652	2,608	9,914	10,075
Occupancy, net	255	285	1,194	1,353
Equipment	192	213	757	896
Printing, postage and supplies	114	155	496	592
Telecommunication	105	105	376	386
Software maintenance	110	108	435	410
Professional and outside services	236	256	909	941
Amortization of other intangibles	85	88	339	350
Automated teller machines	104	88	371	333
FDIC deposit assessments	101	167	477	640
Other real estate owned expense		51	147	195
Loss (gain) on sale of other real estate owned		(25)	118	215
Other	414	484	1,779	1,872
Total non-interest expense	4,430	4,583	17,312	18,258
INCOME BEFORE INCOME TAXES	1,327	891	4,361	3,819
Federal income tax provision	322	168	959	721
NET INCOME	$1,005	$723	$3,402	$3,098

Basic Earnings Per Common Share	$0.43	$0.30	$1.46	$1.34
Diluted Earnings Per Common Share	$0.43	$0.30	$1.46	$1.34
Dividends Declared Per Common Share	$0.07	$0.05	$0.22	$0.20